EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE



                                                         :
In re                                                    : CHAPTER 11
                                                         :
WEINER'S STORES, INC.,                                   : Case No. 95-417 (PJW)
                                                         :
                           Debtor.                       :
                                                         :




                     DEBTOR'S AMENDED PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------





                                                WEIL, GOTSHAL & MANGES LLP
                                                     767 Fifth Avenue
                                                 New York, New York 10153
                                                      (212) 310-8000

                                                            and

                                                 RICHARDS, LAYTON & FINGER
                                                     One Rodney Square
                                                       P.O. Box 551
                                                Wilmington, Delaware 19899
                                                      (302) 658-6541

                                                   ATTORNEYS FOR DEBTOR
                                                 AND DEBTOR IN POSSESSION




Dated:     Wilmington, Delaware
           June 24, 1997

                                TABLE OF CONTENTS

                                                                            Page

                                              ARTICLE I.
                                DEFINITIONS AND CONSTRUCTION OF TERMS ......  1

         1.1.   Accounts Payable Balance....................................  1
         1.2.   Administrative Expense Claim................................  1
         1.3.   Affiliate...................................................  1
         1.4.   Allowed.....................................................  1
         1.5.   Amended Bylaws..............................................  2
         1.6.   Amended Certificate of Incorporation........................  2
         1.7.   Ballot......................................................  2
         1.8.   Bankruptcy Code.............................................  2
         1.9.   Bankruptcy Court............................................  2
         1.10.  Bankruptcy Rules............................................  2
         1.11.  Business Day................................................  2
         1.12.  Cash........................................................  2
         1.13.  Cash Distribution Date......................................  2
         1.14.  Cash Distribution Pool......................................  2
         1.15.  Causes of Action............................................  2
         1.16.  Chapter 11 Case.............................................  2
         1.17.  Claim.......................................................  2
         1.18.  Class.......................................................  2
         1.19.  Collateral..................................................  3
         1.20.  Commencement Date...........................................  3
         1.21.  Confirmation Date...........................................  3
         1.22.  Confirmation Hearing........................................  3
         1.23.  Confirmation Order..........................................  3
         1.24.  Contingent Cash Distribution Date...........................  3
         1.25.  Contingent Cash Distribution Pool...........................  3
         1.26.  Convenience Claim...........................................  3
         1.27.  Creditors' Committee........................................  3
         1.28.  Debenture Claims............................................  3
         1.29.  Debtor......................................................  3
         1.30.  Debtor in Possession........................................  3
         1.31.  Disclosure Statement........................................  3
         1.32.  Disputed....................................................  3
         1.33.  Disputed Claim Amount.......................................  4
         1.34.  Dividend Claims.............................................  4
         1.35.  EBITDA......................................................  4
         1.36.  Effective Date..............................................  4
         1.37.  Equity Interest.............................................  4
         1.38.  Final Order.................................................  4
         1.39.  General Release.............................................  4
         1.40.  General Unsecured Claims....................................  4
         1.41.  Initial Distribution Date...................................  4
         1.42.  Insured Claim...............................................  4
         1.43.  Lien........................................................  4
         1.44.  Management Stock Plan.......................................  4
         1.45.  New Common Stock............................................  4
         1.46.  Options.....................................................  5

                                 Exhibit 2.1 - i

         1.47.  Other Priority Claim........................................  5
         1.48.  Other Secured Claim.........................................  5
         1.49.  Plan........................................................  5
         1.50.  Plan Supplement.............................................  5
         1.51.  Priority Tax Claim..........................................  5
         1.52.  Pro Rata Share..............................................  5
         1.53.  Quarter.....................................................  5
         1.54.  Registration Rights Agreement...............................  5
         1.55.  Released Director or Officer................................  5
         1.56.  Reorganized Weiner's Stores.................................  5
         1.57.  Reorganized Debtor..........................................  5
         1.58.  Reserve.....................................................  5
         1.59.  Schedules...................................................  5
         1.60.  Secured Claim...............................................  5
         1.61.  Secured Tax Claim...........................................  5
         1.62.  Security Pacific............................................  6
         1.63.  Security Pacific Secured Claim..............................  6
         1.64.  Stock Distribution Pool.....................................  6
         1.65.  Subsequent Distribution Date................................  6
         1.66.  Surplus Distribution........................................  6
         1.67.  Tort Claim..................................................  6
         1.68.  Unsecured Claim.............................................  6
         1.69.  Interpretation; Application of Definitions and Rules of
                 Construction...............................................  6

                                              ARTICLE II.
                                      TREATMENT OF ADMINISTRATIVE
                                EXPENSE CLAIMS AND PRIORITY TAX CLAIMS....... 6

         2.1.   Administrative Expense Claims................................ 6
         2.2.   Professional Compensation and Reimbursement Claims........... 7
         2.3.   Priority Tax Claims.......................................... 7

                                             ARTICLE III.
                             CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS... 7

                                              ARTICLE IV.
                               TREATMENT OF CLAIMS AND EQUITY INTERESTS...... 8

         4.1.   CLASS 1 -- OTHER PRIORITY CLAIMS............................. 8
                (a)           Impairment and Voting.......................... 8
                (b)           Distributions.................................. 8
         4.2.   CLASS 2 -- SECURED TAX CLAIMS................................ 8
                (a)           Impairment and Voting.......................... 8
                (b)           Distributions.................................. 8
                (c)           Retention of Liens............................. 8
         4.3.   CLASS 3 -- SECURITY PACIFIC SECURED CLAIM.................... 8
                (a)           Impairment and Voting.......................... 8
                (b)           Distribution/Reinstatement of Claim............ 8
         4.4.   CLASS 4 -- OTHER SECURED CLAIMS.............................. 9
                (a)           Impairment and Voting.......................... 9
                (b)           Distributions/Reinstatement of Claims.......... 9
         4.5.   CLASS 5 -- CONVENIENCE CLAIMS................................ 9
                (a)           Impairment and Voting.......................... 9

                                 Exhibit 2.1 - ii

                (b)           Distributions.................................. 9
         4.6.   CLASS 6 -- GENERAL UNSECURED CLAIMS.......................... 9
                (a)           Impairment and Voting.......................... 9
                (b)           Initial Distributions of New Common Stock...... 9
                (c)           Initial Distributions of Cash.................. 9
                (d)           Contingent Distributions of Cash............... 9
                (e)           Subsequent Distributions....................... 9
                (f)           Debenture Claims...............................10
         4.7.   CLASS 7 -- EQUITY INTERESTS..................................10
                (a)           Impairment and Voting..........................10

                                              ARTICLE V.
                             PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
                               UNDER THE PLAN AND TREATMENT OF DISPUTED,
                              CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE
                                       EXPENSE CLAIMS AND CLAIMS.............10

         5.1.   Voting of Claims and Equity Interests........................10
         5.2.   Subtraction and Addition of Classes and Subclasses...........10
                     (a)      Deletion of Classes and Subclasses.............10
                     (b)      Addition of Subclasses.........................10
         5.3.   Nonconsensual Confirmation...................................10
         5.4.   Method of Distributions Under the Plan.......................10
                     (a)      In General.....................................10
                     (b)      Distributions of Cash..........................11
                     (c)      Timing of Distributions........................11
                     (d)      Hart-Scott-Rodino Compliance...................11
                     (e)      Minimum Distributions..........................11
                     (f)      Fractional Shares..............................11
                     (g)      Unclaimed Distributions........................11
         5.5.   Disputed General Unsecured Claims............................11
                     (a)      Distributions Withheld for Disputed General
                              Unsecured Claims.............................. 11
                     (b)      Distributions Upon Allowance of Disputed
                              General Unsecured Claims...................... 11
                     (c)      Surplus Distribution to Holders of Allowed
                              General Unsecured Claims...................... 12
                     (d)      Tort Claims................................... 12
                     (e)      Dividend Claims............................... 12
         5.6.   Objections to and Resolution of Disputed Administrative
                 Expense Claims and Disputed Claims......................... 12
         5.7.   Distributions Relating to Allowed Insured Claims............ 12
         5.8.   Cancellation and Surrender of Existing Securities and
                 Agreements................................................. 13
         5.9.   Registration of New Common Stock............................ 13
         5.10.  Listing of New Common Stock................................. 14

                                              ARTICLE VI.
                               EXECUTORY CONTRACTS AND UNEXPIRED LEASES..... 14

         6.1.   Assumption or Rejection of Executory Contracts and Unexpired
                  Leases.................................................... 14
                     (a)      Executory Contracts and Unexpired Leases...... 14
                     (b)      Schedules of Rejected Executory Contracts and
                              Unexpired Leases; Inclusiveness............... 14
                     (c)      Insurance Policies............................ 14
                     (d)      Approval of Assumption or Rejection of Executory
                              Contracts and Unexpired Leases................ 14

                                 Exhibit 2.1 - iii

                     (e)      Cure of Defaults.............................. 15
                     (f) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected
                              Pursuant to the Plan.......................... 15
         6.2.   Indemnification Obligations................................. 15
         6.3.   Compensation and Benefit Programs........................... 15
         6.4.   Retiree Benefits............................................ 15

                                             ARTICLE VII.
                                        COMPROMISE OF DISPUTES.............. 15

         7.1.   Equity Interests............................................ 15
         7.2.   Compromise and Settlement of Debenture Claims and Dividend
                 Claims..................................................... 16

                                             ARTICLE VIII.
                                   CONSOLIDATION OF THE SUBSIDIARIES........ 16

         8.1.   Merger of Corporate Entities................................ 16

                                              ARTICLE IX.
                                    PROVISIONS REGARDING CORPORATE
                                 GOVERNANCE OF THE REORGANIZED DEBTOR....... 16

         9.1.   General..................................................... 16
         9.2.   Meetings of Reorganized Weiner's Stores Stockholders........ 16
         9.3.   Directors and Officers of Reorganized Debtor................ 16
                    (a)       Boards of Directors........................... 16
                    (b)       Officers...................................... 17
         9.4.   Amended Bylaws and Amended Certificate of Incorporation..... 17
         9.5.   Issuance of New Securities.................................. 17
         9.6.   Adoption of Management Stock Plan........................... 17
         9.7.   Management Stock Grant and Options on the Effective Date.... 17
         9.8.   Employment Contracts........................................ 17

                                              ARTICLE X.
                           IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN 17

         10.1.  Term of Bankruptcy Injunction or Stays...................... 17
         10.2.  Revesting of Assets......................................... 17
         10.3.  Causes of Action............................................ 17
         10.4.  Discharge of Debtor......................................... 18
         10.5.  Injunction.................................................. 18

                                              ARTICLE XI.
                                       EFFECTIVENESS OF THE PLAN............ 18

         11.1.  Conditions Precedent to Effectiveness....................... 18
         11.2.  Waiver of Conditions........................................ 19

                                             ARTICLE XII.
                                       RETENTION OF JURISDICTION............ 19


                                       Exhibit 2.1 - iv

                                             ARTICLE XIII.
                                       MISCELLANEOUS PROVISIONS............. 20

         13.1.  Effectuating Documents and Further Transactions............. 20
         13.2.  Corporate Action............................................ 20
         13.3.  Exemption from Transfer Taxes............................... 20
         13.4.  Debtor's Limited Release of Directors and Officers.......... 20
         13.5.  Claim Holders' Release of Directors and Officers from Claims and Liabilities............................................ 20
         13.6.  General Release of Texas Commerce Bank, National Association 21
         13.7.  Exculpation................................................. 21
         13.8.  Committee................................................... 21
         13.9.  Post-Confirmation Date Fees and Expenses.................... 21
         13.10. Payment of Statutory Fees................................... 22
         13.11. Amendment or Modification of the Plan....................... 22
         13.12. Severability................................................ 22
         13.13. Revocation or Withdrawal of the Plan........................ 22
         13.14. Binding Effect.............................................. 22
         13.15. Notices..................................................... 22
         13.16. Governing Law............................................... 23
         13.17. Withholding and Reporting Requirements...................... 23
         13.18. Plan Supplement............................................. 23
         13.19. Headings.................................................... 23
         13.20. Exhibits.................................................... 23
         13.21. Filing of Additional Documents.............................. 24



                                        Exhibit 2.1 - v

                                INDEX OF EXHIBITS

Exhibit 1 -                           Form of Management Stock Plan


                                       Exhibit 2.1 - vi

                                          UNITED STATES BANKRUPTCY COURT
                                               DISTRICT OF DELAWARE



                                                         :
In re                                                    : CHAPTER 11
                                                         :
WEINER'S STORES, INC.,                                   : Case No. 95-417 (PJW)
                                                         :
                           Debtor.                       :
                                                         :




                     DEBTOR'S AMENDED PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ----------------------------------------


                      Weiner's Stores, Inc., a Delaware corporation, proposes the following amended plan of reorganization under section 1121(a) of title 11 of the United States Code.


                                   ARTICLE I.

                      DEFINITIONS AND CONSTRUCTION OF TERMS
                      -------------------------------------

         Definitions.  As used herein, the following terms have the respective
         -----------
meanings specified below, unless the context otherwise requires:

         1.1. Accounts Payable Balance means, for purposes of computing the amount, if any, of the Contingent Cash Distribution Pool, liabilities for merchandise where title has transferred and for certain expense goods, services and capital expenditures accounted for as accounts payable, determined consistently with the Debtor's or the Reorganized Debtor's historic payment procedures and accounting practices.

         1.2. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estate of the Debtor, any actual and necessary costs and expenses of operating the business of the Debtor, any indebtedness or obligations incurred or assumed by the Debtor in Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

         1.3. Affiliate means, with reference to any entity, any other entity that, within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, "controls," is "controlled by" or is under "common control with" such entity.

         1.4. Allowed means any Claim against the Debtor (a) which has been listed by the Debtor in its Schedules, as such Schedules have been and may be amended by the Debtor from time to time in accordance with

Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) which is allowed hereunder, (c) which is not Disputed or (d), if Disputed, (i) which has been allowed by Final Order or (ii) as to which, pursuant to the Plan or a Final Order of the Bankruptcy Court, the liability of the Debtor and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim," or "Allowed Claim" shall not, for purposes of computation of distributions under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

         1.5. Amended Bylaws means the amended and restated Bylaws of Reorganized Weiner's Stores, which shall be in substantially the form contained in the Plan Supplement.

         1.6. Amended Certificate of Incorporation means the amended and restated Certificate of Incorporation of Reorganized Weiner's Stores, which shall be in substantially the form contained in the Plan Supplement.

         1.7. Ballot means the form distributed to each holder of an impaired Claim on which is to be indicated acceptance or rejection of the Plan.

         1.8. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

         1.9. Bankruptcy Court means the United States District Court for the District of Delaware having jurisdiction over the Chapter 11 Case and, to the extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

         1.10. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

         1.11. Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

         1.12. Cash means legal tender of the United States of America and equivalents thereof.

         1.13. Cash Distribution Date means January 15, 1998, or as soon thereafter as is practicable.

         1.14. Cash Distribution Pool means Cash in the amount of $5,000,000.

         1.15. Causes of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

         1.16. Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor, styled In re Weiner's Stores, Inc. Chapter 11 Case No. 95-417 (PJW), currently pending in the Bankruptcy Court.

         1.17. Claim has the meaning set forth in section 101 of the Bankruptcy Code.

         1.18. Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

                                     Exhibit 2.1 - Page 2

         1.19. Collateral means any property or interest in property of the estate of the Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

         1.20. Commencement Date means April 12, 1995, the date on which the Debtor commenced the Chapter 11 Case.

         1.21. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

         1.22. Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         1.23. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         1.24. Contingent Cash Distribution Date means April 30, 1998, or as soon thereafter as is practicable.

         1.25. Contingent Cash Distribution Pool means that amount, if any, of Cash equal to the sum of (i) fifty percent (50%) of the amount by which the Reorganized Debtor's EBITDA for its fiscal year ended January 31, 1998 exceeds $7,250,000 plus (ii) fifty percent (50%) of the amount by which the Reorganized Debtor's Accounts Payable Balance exceeds $11,224,000 measured as of January 31, 1998.

         1.26. Convenience Claim means any Unsecured Claim in the amount of $1,000 or less and any Unsecured Claim that is reduced to $1,000 by the election of the holder thereof on such holder's Ballot.

         1.27. Creditors' Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

         1.28. Debenture Claims means all Claims arising under or related to those certain 16-Year Variable Rate Debentures issued on or about December 28, 1979 by Weiner's Enterprises, Inc., a predecessor in interest to the Debtor, and any of the documents and instruments relating thereto, as amended, supplemented or modified.

         1.29. Debtor means Weiner's Stores, Inc., a Delaware corporation.

         1.30. Debtor in Possession means the Debtor in its capacity as debtor in possession in the Chapter 11 Case pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

         1.31. Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

         1.32. Disputed means any Claim proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and in either case or in the case of an Administrative Expense Claim, any Administrative Expense Claim or Claim as to which the Debtor or, if not prohibited by the Plan, any other party in interest has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed.
                                     Exhibit 2.1 - Page 3

         1.33. Disputed Claim Amount means the amount set forth in the proof of claim relating to a Disputed Claim or, if the amount of a Disputed Claim is not specified in the proof of claim or is unliquidated, in whole or in part, an amount estimated in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 for purposes of, inter alia, Section 5.5 of the Plan pursuant to an order of the Bankruptcy Court.

         1.34. Dividend Claims means any Claims for dividends relating to the Equity Interests.

         1.35. EBITDA means earnings before interest, taxes, depreciation and amortization, excluding any extraordinary or non-recurring gains or losses, determined in accordance with generally accepted accounting principles consistently applied.

         1.36. Effective Date means the first Business Day on which the conditions specified in Section 11.1 of the Plan have been satisfied or waived.

         1.37. Equity Interest means any share of stock (voting and non-voting) or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         1.38. Final Order means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or the Reorganized Debtor or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

         1.39. General Release means that certain release dated as of the Effective Date pursuant to which the Debtor will release the "Bank Entities" and the "Releases," as each is defined therein, from certain Causes of Action as described in the General Release, which shall be in substantially the form contained in the Plan Supplement.

         1.40. General Unsecured Claims means Unsecured Claims exclusive of Convenience Claims.

         1.41. Initial Distribution Date means the date that is no later than sixty days subsequent to the Effective Date, or as soon thereafter as is practicable.

         1.42. Insured Claim means any Claim arising from an incident or occurrence that is covered under the Debtor's insurance policies.

         1.43. Lien has the meaning set forth in section 101 of the Bankruptcy Code.

         1.44. Management Stock Plan means the stock based management incentive compensation plan, which shall be in substantially the form annexed hereto as
Exhibit 1.

         1.45. New Common Stock means the common stock of Reorganized Weiner's Stores authorized and to be issued pursuant to the Plan. The New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the Amended Certificate of Incorporation and the Amended Bylaws.
                                     Exhibit 2.1 - Page 4

         1.46. Options means the options to purchase shares of New Common Stock pursuant to the Management Stock Plan.

         1.47. Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

         1.48. Other Secured Claim means any Secured Claim, other than the Security Pacific Secured Claim or a Secured Tax Claim.

         1.49. Plan means this chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as same may be altered, amended or modified from time to time.

         1.50. Plan Supplement means the forms of documents specified in Section
13.18 of the Plan.

         1.51. Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         1.52. Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim in a Class to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class to the amount of all Allowed Claims in such Class.

         1.53. Quarter means the period beginning on the Effective Date and ending on the next of October 31, January 31, April 30 and July 31, and each three month period thereafter.

         1.54. Registration Rights Agreement means a registration rights agreement to be entered into pursuant to Section 5.9 of the Plan between Reorganized Weiner's Stores and any entity entitled to become a party to such registration rights agreement under Section 5.9 of the Plan, which shall be in substantially the form contained in the Plan Supplement.

         1.55. Released Director or Officer shall have the meaning set forth in
Section 13.5 of the Plan.

         1.56. Reorganized Weiner's Stores means Weiner's Stores or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

         1.57. Reorganized Debtor means Reorganized Weiner's Stores or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

         1.58. Reserve shall have the meaning set forth in Section 5.5(a) of the Plan.

         1.59. Schedules means the schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtor under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

         1.60. Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

         1.61. Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

                                     Exhibit 2.1 - Page 5

         1.62. Security Pacific means Security Pacific National Bank.

         1.63. Security Pacific Secured Claim means all Claims and Liens arising under or related to that certain Texas Fixed Monthly Payment Note dated July 29, 1971, that certain Texas Deed of Trust dated July 29, 1971, that certain Conditional Assignment of Rentals dated July 29, 1971, executed by the Debtor or its predecessor(s) in interest, and any of the documents and instruments relating thereto, as amended, supplemented or modified.

         1.64. Stock Distribution Pool means 18,600,000 shares of New Common Stock.

         1.65. Subsequent Distribution Date means, in respect of distributions of New Common Stock, the twentieth day after the end of the Quarter following the Quarter in which the Initial Distribution Date occurs and the twentieth day after the end of each subsequent Quarter and means, in respect of distributions of Cash, the twentieth day after the end of the Quarter following the Quarter in which the Cash Distribution Date or the Contingent Cash Distribution Date, as applicable, occurs and the twentieth day after the end of each subsequent Quarter; provided, however, that for purposes of Section 4.6(e) of the Plan, the first Subsequent Distribution Date shall occur on the twentieth day after the end of the fourth Quarter following the Quarter in which the Initial Distribution Date occurs.

         1.66. Surplus Distribution shall have the meaning set forth in Section 5.5(c) of the Plan.

         1.67. Tort Claim means any Claim relating to personal injury, property damage or products liability or other similar Claim asserted against the Debtor that has not previously been compromised and settled or otherwise resolved.

         1.68. Unsecured Claim means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim or Other Priority Claim.

         1.69. Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.


                                   ARTICLE II.

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS
                     --------------------------------------

         2.1. Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in

                                    Exhibit 2.1 - Page 6

Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code, shall be paid in full and performed by the Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

         2.2. Professional Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the
Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by the date that is forty-five days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and, if granted such an award by the Bankruptcy Court, (b) shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim or
(ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtor in Possession or, on and after the Effective Date, the Reorganized Debtor.

         2.3. Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Weiner's Stores, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to eight and one-quarter percent (8 1/4%), over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.


                                  ARTICLE III.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS
                  ---------------------------------------------

         Claims, other than Administrative Expense Claims and Priority Tax Claims, and Equity Interests are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

Class                                            Status
-----                                            ------

Class 1 -- Other Priority Claims..............Unimpaired

Class 2 -- Secured Tax Claims...................Impaired

Class 3 -- Security Pacific Secured Claim.....Unimpaired

Class 4 -- Other Secured Claims...............Unimpaired

Class 5 -- Convenience Claims...................Impaired

Class 6 -- General Unsecured Claims.............Impaired

Class 7 -- Equity Interests.....................Impaired

                                     Exhibit 2.1 - Page 7

                                   ARTICLE IV.

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS
                    ----------------------------------------

         4.1.         CLASS 1 -- OTHER PRIORITY CLAIMS.

         (a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Distributions. Each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

         4.2.         CLASS 2 -- SECURED TAX CLAIMS.

         (a) Impairment and Voting. Class 2 is impaired by the Plan. Each holder of an Allowed Secured Tax Claim is entitled to vote to accept or reject the Plan.

         (b) Distributions. Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of Reorganized Weiner's Stores, (a) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to eight and one-quarter percent (8 1/4%), over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

         (c) Retention of Liens. Each holder of an Allowed Secured Tax Claim shall retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

         4.3.         CLASS 3 -- SECURITY PACIFIC SECURED CLAIM.

         (a) Impairment and Voting. Class 3 is unimpaired by the Plan. The holder of an Allowed Security Pacific Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Distribution/Reinstatement of Claim. Except to the extent that a holder of the Allowed Security Pacific Secured Claim agrees to a different treatment, at the sole option of Reorganized Weiner's Stores, (i) the Allowed Security Pacific Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of the Allowed Security Pacific Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of a default or
(ii) the holder of the Allowed Security Pacific Secured Claim shall receive Cash in an amount equal to such Claim, including interest on such Claim and any other amounts required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Claim becomes an Allowed Security Pacific Secured Claim, or as soon thereafter as is practicable.

                                     Exhibit 2.1 - Page 8

         4.4.         CLASS 4 -- OTHER SECURED CLAIMS.

         (a) Impairment and Voting. Class 4 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of Reorganized Weiner's Stores, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Claim, including any interest on such Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Claim in full and complete satisfaction of such Claim on the later of the Effective Date and the date such Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

         4.5.         CLASS 5 -- CONVENIENCE CLAIMS.

         (a) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed Convenience Claim is entitled to vote to accept or reject the Plan.

         (b) Distributions. Each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to sixty-seven percent (67%) of such Allowed Convenience Claim on the later of the Effective Date and the date such Allowed Convenience Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable.

         4.6.         CLASS 6 -- GENERAL UNSECURED CLAIMS.

         (a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

         (b) Initial Distributions of New Common Stock. On the Initial Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Stock Distribution Pool less the number of shares of New Common Stock in the Reserve.

         (c) Initial Distributions of Cash. On the Cash Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Cash Distribution Pool less the amount of the Cash Distribution Pool in the Reserve.

         (d) Contingent Distributions of Cash. If EBITDA for the Reorganized Debtor's fiscal year ended January 31, 1998 exceeds $5,800,000 and if the Contingent Cash Distribution Pool would exceed $1,000,000, then on the Contingent Cash Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Contingent Cash Distribution Pool less the amount of the Contingent Cash Distribution Pool in the Reserve. On or before the Contingent Cash Distribution Date, the Reorganized Debtor shall furnish to the Creditors' Committee a certificate executed on behalf of the Reorganized Debtor by its Chief Executive Officer and Chief Financial Officer certifying as to the calculation of the Contingent Cash Distribution Pool.

         (e) Subsequent Distributions. On each Subsequent Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Surplus Distribution.

                                    Exhibit 2.1 - Page 9

         (f) Debenture Claims. The Debenture Claims are Class 6 Claims, entitled to the same treatment as all other Claims in that Class. The Debenture Claims shall be Allowed Debenture Claims in the aggregate amount of $5,860,000, and accordingly, the holders of such Claims shall receive their Pro Rata Share of the distribution provided in the Plan for Claims in Class 6.

         4.7.         CLASS 7 -- EQUITY INTERESTS.

         (a) Impairment and Voting. Class 7 is impaired by the Plan. The holders of Equity Interests shall not receive any distributions on account of such Equity Interests. On the Effective Date, the Equity Interests shall be extinguished. Each holder of an Equity Interest is conclusively presumed to have rejected the Plan as a holder of an Equity Interest, and is not entitled to vote to accept or reject the Plan.


                                   ARTICLE V.

                  PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
                    UNDER THE PLAN AND TREATMENT OF DISPUTED,
                   CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE
                            EXPENSE CLAIMS AND CLAIMS
                            -------------------------

         5.1. Voting of Claims and Equity Interests. Each holder of an Allowed Claim in an impaired Class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court. For purposes of calculating the number of Allowed Claims in a Class of Claims held by holders of Allowed Claims in such Class that have voted to accept or reject the Plan under section 1126(c) of the Bankruptcy Code, all Allowed Claims held by one entity or any Affiliate thereof shall be aggregated and treated as one Allowed Claim in such Class.

         5.2.  Subtraction and Addition of Classes and Subclasses.

         (a) Deletion of Classes and Subclasses. Any class of Claims that does not contain as an element thereof an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 as of the date of the commencement of the Confirmation Hearing shall be deemed deleted from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such class under section 1129(a)(8) of the Bankruptcy Code.

         (b) Addition of Subclasses. In the event that Class 2 (Secured Tax Claims) or Class 4 (Other Secured Claims) would contain as elements thereof two or more Secured Claims collateralized by different properties or interests in property or collateralized by Liens against the same property or interest in property having different priority, such Claims shall be divided into separate subclasses of such Class 2 (Secured Tax Claims) or Class 4 (Other Secured Claims), as applicable.

         5.3. Nonconsensual Confirmation. The Debtor will request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code in respect of the treatment provided in the Plan for holders of Equity Interests. If any impaired class of Claims entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, the Debtor will request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

         5.4. Method of Distributions Under the Plan.

         (a) In General. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by Reorganized Weiner's Stores to the holder as of the Confirmation Date of each Allowed Claim at the address of such holder as listed on the Schedules unless the Debtor or Reorganized Debtor has been notified in writing of

                                     Exhibit 2.1 - Page 10
a change of address, including, without limitation, by the filing of a proof of Claim by such holder that provides an address for such holder different from the address reflected on the Schedules for such holder. The Debtor or the Reorganized Debtor shall have no obligation to recognize any transfer of a Claim occurring after the Confirmation Date and shall be entitled instead to recognize and deal for all purposes herein with only those holders listed on the Schedules or on the register of proofs of claim maintained by the Clerk of the Bankruptcy Court or the agent of the Clerk of the Bankruptcy Court appointed for such purpose in the Chapter 11 Case as of the close of business on the Confirmation Date.

         (b) Distributions of Cash. Any payment of Cash made by Reorganized Weiner's Stores pursuant to the Plan shall be made by check drawn on a domestic bank.

         (c) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

         (d) Hart-Scott-Rodino Compliance. Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

         (e) Minimum Distributions. No payment of Cash less than $10 shall be made by Reorganized Weiner's Stores to any holder of a General Unsecured Claim unless a request therefor is made in writing to Reorganized Weiner's Stores.

         (f) Fractional Shares. No fractional shares of New Common Stock, or Cash in lieu thereof shall be distributed under the Plan.

         (g) Unclaimed Distributions. Any distributions pursuant to the Plan, including dividends, interest or other amounts earned thereon, that are unclaimed for a period of one year after distribution thereof shall be unclaimed distributions and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred. Any unclaimed distributions existing as of the date of the last distribution under Section 4.6(e) of the Plan shall be distributed to the holders of Allowed General Unsecured Claims pursuant of Section 4.6(e) of the Plan. Any unclaimed distributions existing after the date of the last distribution under Section 4.6(e) of the Plan shall be revested in Reorganized Weiner's Stores.

         5.5.         Disputed General Unsecured Claims.

         (a) Distributions Withheld for Disputed General Unsecured Claims. On the Initial Distribution Date, the Cash Distribution Date, the Contingent Cash Distribution Date and on each Subsequent Distribution Date, Reorganized Weiner's Stores shall reserve from the distributions to be made to the holders of Allowed General Unsecured Claims the number of shares of New Common Stock and the amount of Cash equal to one hundred percent (100%) of the distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such dates as if such Disputed General Unsecured Claims were Allowed in their Disputed Claim Amounts (the "Reserve").

         (b) Distributions Upon Allowance of Disputed General Unsecured Claims. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions of New Common Stock from the Reserve on the next Subsequent Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to a Final Order. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Cash Distribution Date shall receive distributions of Cash from the Reserve on account of the Cash Distribution Pool on the next Subsequent Distribution Date that follows the quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to a Final Order. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Contingent Cash Distribution Date
                                    Exhibit 2.1 - Page 11
shall receive distributions of Cash from the Reserve on account of the Contingent Cash Distribution Pool on the next Subsequent Distribution Date that follows the quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to Final Order. Such distributions shall be made in accordance with the Plan based upon the distribution that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon.

         (c) Surplus Distribution to Holders of Allowed General Unsecured Claims. To the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the number of shares of New Common Stock and Cash in the Reserve over the number of shares of New Common Stock and Cash actually distributed on account of such Disputed Claim (the "Surplus Distribution") shall be distributed to the holders of Allowed General Unsecured Claims pursuant to Section 4.6(e) of the Plan; provided, however, that Reorganized Weiner's Stores shall not be under any obligation to make any such distributions of New Common Stock unless the number of shares of New Common Stock to be distributed aggregates 500,000 shares or more, unless the distribution is the last distribution of New Common Stock under Section 4.6(e) of the Plan, and shall not be under any obligation to make any such distributions of Cash unless the amount of Cash to be distributed aggregates $135,000 or more, unless the distribution is the last distribution of Cash under Section 4.6(e) of the Plan.

         (d) Tort Claims. All Tort Claims are Disputed Claims. Any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Case shall be determined and liquidated (i) in the Bankruptcy Court or, in the case of personal injury tort and wrongful death claims, in the District Court or, if the District Court so orders, in the United States District Court for the judicial district in which the Claim arose, or (ii) if the District Court or the Bankruptcy Court abstains from exercising jurisdiction over the Claim, in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or (iii) in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of the Bankruptcy Court. Any Tort Claim determined and liquidated (x) pursuant to a judgment obtained in accordance with this Section 5.5(d) and applicable nonbankruptcy law which is no longer appealable or subject to review, or (y) in any alternative dispute resolution proceeding or similar proceeding as same may be approved by order of the Bankruptcy Court, shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in this Section 5.5(d) shall constitute or be deemed a waiver of any Cause of Action that the Debtor may hold against any entity, including, without limitation, in connection with or arising out of any Tort Claim.

         (e) Dividend Claims. All Dividend Claims are Disputed Claims and are deemed not Allowed. Accordingly, holders of such Claims shall not receive any distributions in respect of such Claims under the Plan.

         5.6. Objections to and Resolution of Disputed Administrative Expense Claims and Disputed Claims. Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code and except as provided in Section 13.8(b) of the Plan, the Debtor or the Reorganized Debtor shall have the exclusive right to make and file objections to Administrative Expense Claims and Claims subsequent to the Confirmation Date. All objections shall be litigated to Final Order; provided, however, that the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court and except as provided in Section 13.8(b) of the Plan, the Debtor or Reorganized Debtor shall file all objections to Administrative Expense Claims (other than to applications for allowances of compensation and reimbursement of expenses) and Claims and serve such objections upon the holder of the Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than the Initial Distribution Date.

         5.7. Distributions Relating to Allowed Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim

                                    Exhibit 2.1 - Page 12
is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing contained in this Section 5.7 shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

         5.8. Cancellation and Surrender of Existing Securities and Agreements.

         (a) On the Effective Date, the promissory notes, share certificates and other instruments evidencing any Claim or Equity Interest shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtor under the agreements, indentures and certificates of designations governing such Claim and Equity Interest, as the case may be, shall be discharged.

         (b) Each holder of a promissory note, share certificate or other instrument evidencing a Claim shall surrender such promissory note or instrument to the Reorganized Debtor. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note or instrument is received by the Reorganized Debtor or the unavailability of such promissory note, share certificate or instrument is established to the reasonable satisfaction of the Reorganized Debtor. The Reorganized Debtor may require any holder that is unable to surrender or cause to be surrendered any such promissory notes or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtor. Any holder that fails within the later of one year after the Confirmation Date and the date its Claim is Allowed (i) to surrender or cause to be surrendered such promissory note, share certificate or instrument, (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtor, and (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtor, shall be deemed to have forfeited all rights, claims and Causes of Action against the Debtor and the Reorganized Debtor and shall not participate in any distribution hereunder.

         5.9. Registration of New Common Stock. Each person or entity receiving a distribution of New Common Stock as of the Effective Date representing at least ten percent (10%) of the fully diluted equity interests in Reorganized Weiner's Stores shall have the right to become a party to the Registration Rights Agreement. The Registration Rights Agreement shall include, inter alia, without limitation, the following terms and conditions:

                      (a) Each entity entering into a Registration Rights Agreement with Reorganized Weiner's Stores will be entitled, after the 24-month anniversary of the Effective Date and again after the 60-month anniversary of the Effective Date, in each case until termination of such Registration Rights Agreement, to require Reorganized Weiner's Stores, subject to certain exceptions, to use reasonable efforts to file with the Securities and Exchange Commission a registration statement on an appropriate form (the "Registration Statement") relating to the shares of New Common Stock to be issued to such entity under the Plan for which registration is required for public resale thereof; and

                      (b) Reorganized Weiner's Stores will use reasonable efforts to cause the Registration Statement to remain effective, subject to customary exceptions, for a period of not less than 180 days from the date on which such Registration Statement is declared effective; provided that notwithstanding the foregoing, Reorganized Weiner's Stores shall not be required to keep the Registration Statement effective if all shares of New Common Stock registered thereby may be resold free of volume limitations pursuant to Rule 144 (including Rule 144(k)) under the Securities Act of 1933, as amended (the "1933 Act") (or any successor rule or statute) or may otherwise be freely sold publicly without registration; and

                      (c) If Reorganized Weiner's Stores proposes to file a registration statement under the 1933 Act with respect to an offering of any equity securities by Reorganized Weiner's Stores for its own account or for the account of any of its equity holders, then such entity shall, subject to certain customary

                                    Exhibit 2.1 - Page 13
         exceptions, have the opportunity to register such number of shares of New Common Stock issued to such entity pursuant to the Plan as it may timely request.

         5.10. Listing of New Common Stock. Reorganized Weiner's Stores shall use reasonable commercial efforts to cause the shares of New Common Stock to be included for quotation on the NASDAQ National Market System.


                                   ARTICLE VI.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                    ----------------------------------------

         6.1.   Assumption or Rejection of Executory Contracts and Unexpired
                Leases.

         (a) Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtor and any person shall be deemed assumed by the Reorganized Debtor as of the Effective Date except for any executory contract or unexpired lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (iii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iv) which is set forth in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which Schedules shall be included in the Plan Supplement. The listing of a document on Schedules 6.1(a)(x) and 6.1(a)(y) shall not constitute an admission by the Debtor or Reorganized Debtor that such document is an executory contract or an unexpired lease or that the Debtor or Reorganized Debtor has any liability thereunder.

         (b) Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall be deemed to include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 6.1(a)(x) or 6.1(a)(y), and
(ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements have been assumed or are previously assumed.

         (c) Insurance Policies. The Debtor's insurance policies and any agreements, documents or instruments relating thereto, including, without limitation, any retrospective premium rating plans relating to such policies, are treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed hereunder, shall be in accordance with the treatment provided under
Article 4 and Section 5.7 of the Plan. Nothing contained in this Section 6.1(c) shall constitute or be deemed a waiver of any Cause of Action that the Debtor may hold against any entity, including, without limitation, the insurer under any of the Debtor's policies of insurance.

         (d) Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed as of the Effective Date pursuant to Section 6.1(a) hereof, the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume or reject the unexpired leases specified in Section 6.1(a) hereof

                                     Exhibit 2.1 - Page 14
through the date of entry of an order approving the assumption or rejection of such unexpired leases, and the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1(a) hereof.

         (e) Cure of Defaults. Except as may otherwise be agreed to by the parties, within sixty days after the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty days of the entry of a Final Order determining the amount, if any, of the Debtor's or Reorganized Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties.

         (f) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to this Section
6.1 of the Plan must be filed with the Bankruptcy Court no later than thirty days after the later of notice of entry of an order approving the rejection of such executory contract or unexpired lease and notice of entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtor, its estate and its property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Unsecured Claims under the Plan.

         6.2. Indemnification Obligations. For purposes of the Plan, the obligations of the Debtor to indemnify, reimburse or limit the liability of its present and any former directors, officers or employees that were directors, officers or employees, respectively, on or after the Commencement Date against any obligations pursuant to the Debtor's certificates of incorporation or bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Commencement Date.

         6.3. Compensation and Benefit Programs. Except as provided in Section 6.1(a) of the Plan, all employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtor, if any, applicable to its directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are hereby assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

         6.4. Retiree Benefits. Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtor prior to the Commencement Date shall be continued for the duration of the period the Debtor has obligated itself to provide such benefits.


                                  ARTICLE VII.

                             COMPROMISE OF DISPUTES
                             ----------------------

         7.1. Equity Interests. All of the outstanding Equity Interests are held by Messrs. Sol and Leon Weiner, members of their respective families or trusts for the benefit of immediate members of their respective families or relatives. Additionally, Messrs. Sol and Leon Weiner are members of the Board of Directors of Weiner's Stores. Based on the advice of their professionals regarding the potential value of Reorganized Weiner's Stores, it is the Debtor's understanding that, notwithstanding that the Plan does not provide for any distributions to holders of Equity Interests, Messrs. Sol and Leon Weiner believe that such value is sufficient to enable the

                                   Exhibit 2.1 - Page 15

Reorganized Debtor to make distributions to both holders of Allowed Claims and holders of Equity Interests. It is the Debtor's further understanding that as part of an overall resolution of issues and disputes regarding the treatment afforded to the Debenture Claims and the Dividend Claims pursuant to Sections 4.6(f) and 5.5(e) of the Plan and in consideration of the releases and exculpations provided for in Sections 13.4, 13.5 and 13.7 of the Plan, Sol and Leon Weiner are willing to forego their arguments and positions regarding the potential value of Reorganized Weiner's Stores under the consensual treatment afforded to Debenture Claims under the Plan, but that if the Effective Date of the Plan does not occur, then the holders of Equity Interests reserve the right to reassert claims and interests that have been waived in the Plan.

         7.2. Compromise and Settlement of Debenture Claims and Dividend Claims. The treatment afforded to the Debenture Claims and the Dividend Claims pursuant to Sections 4.6(f) and 5.5(e) of the Plan shall be deemed a compromise and settlement as of the Effective Date pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 of Causes of Action of the Debtor and the holders of Debenture Claims and Dividend Claims in respect of the extent, validity and priority of the Debenture Claims and the Dividend Claims.


                                  ARTICLE VIII.

                        CONSOLIDATION OF THE SUBSIDIARIES
                        ---------------------------------

         8.1. Merger of Corporate Entities. On or as of the Effective Date, within the sole and exclusive discretion of the Debtor, any or all of its subsidiaries may be merged into the Debtor or dissolved. Upon the occurrence of any such merger, all assets, if any, of the merged entities shall be transferred to and become the assets of the surviving corporation, and all liabilities, if any, of the merged entities, except to the extent discharged, released or extinguished pursuant to the Plan and the Confirmation Order, shall be assumed by and shall become the liabilities of the surviving corporation. All mergers and dissolutions shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of the Debtor, the Debtor in Possession or the Reorganized Debtor.


                                   ARTICLE IX.

                         PROVISIONS REGARDING CORPORATE
                      GOVERNANCE OF THE REORGANIZED DEBTOR
                      ------------------------------------

         9.1. General. On the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the Board of Directors of the Reorganized Debtor, who shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtor.

         9.2. Meetings of Reorganized Weiner's Stores Stockholders. The first annual meeting of the stockholders of Reorganized Weiner's Stores shall be held on a date in 1998 selected by the Board of Directors of Reorganized Weiner's Stores in accordance with the Amended Certificate of Incorporation and the Amended Bylaws, as the same may be amended from time to time, and subsequent meetings of the stockholders of Reorganized Weiner's Stores shall be held at least once annually each year thereafter.

         9.3. Directors and Officers of Reorganized Debtor.

         (a) Boards of Directors. The initial Board of Directors of Reorganized Weiner's Stores shall consist of seven individuals consisting of the Chief Executive Officer and the Chief Financial Officer of the Debtor and individuals whose names shall be disclosed prior to the Confirmation Hearing. Each of the members of such initial Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Weiner's Stores or their earlier resignation or removal in accordance with the Amended Certificate of Incorporation or Amended Bylaws, as the same may be amended from time to time.

                                    Exhibit 2.1 - Page 16

         (b) Officers. The officers of the Debtor immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtor on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with the Reorganized Debtor and applicable nonbankruptcy law.

         9.4. Amended Bylaws and Amended Certificate of Incorporation. The Amended Bylaws and Amended Certificate of Incorporation shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificate of incorporation and bylaws as permitted by applicable law, and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtor, the Debtor in Possession or the Reorganized Debtor.

         9.5. Issuance of New Securities. The issuance of 50,000,000 shares of New Common Stock and up to 10,000,000 shares of preferred stock without par value is hereby authorized without further act or action under applicable law, regulation, order or rule.

         9.6. Adoption of Management Stock Plan. If not theretofore adopted by Weiner's Stores, on the Effective Date, Reorganized Weiner's Stores shall adopt the Management Stock Plan.

         9.7. Management Stock Grant and Options on the Effective Date. Reorganized Weiner's Stores is authorized to issue to its senior managers 400,000 shares of New Common Stock and Options to purchase 1,000,000 shares of New Common Stock pursuant and subject to the Management Stock Plan. Said shares of New Common Stock and Options not issued on Effective Date shall be reserved for issuance thereafter pursuant and subject to the Management Stock Plan by the Reorganized Debtor, on such terms and conditions consistent with the Management Stock Plan.

         9.8. Employment Contracts. As of the Effective Date, the Debtor or Reorganized Debtor shall have entered into employment agreements or amended employment agreements with certain key employees as described in the Disclosure Statement.


                                   ARTICLE X.

                IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN
                -------------------------------------------------

         10.1. Term of Bankruptcy Injunction or Stays. Unless otherwise provided herein, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         10.2. Revesting of Assets.

         (a) The property of the Debtor's estate shall revest in the Reorganized Debtor on the Effective Date.

         (b) From and after the Effective Date, the Reorganized Debtor may operate its business, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code.

         (c) As of the Effective Date, all property of the Debtor and Reorganized Debtor shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

         10.3. Causes of Action. Pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, as of the Effective Date any and all Causes of Action accruing to the Debtor and Debtor in Possession, including, without limitation, actions under sections 545, 549, 550 and 551 of the Bankruptcy Code, but excluding avoidance or recovery actions under sections 544, 547, 548 and 553 of the Bankruptcy Code, that are not compromised, settled

                                    Exhibit 2.1 - Page 17
or satisfied prior thereto, shall become assets of the Reorganized Debtor, and the Reorganized Debtor shall have the authority to prosecute such Causes of Action for the benefit of the Debtor's estate. The Reorganized Debtor shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

         10.4. Discharge of Debtor. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtor and the Debtor in Possession, or any of their assets or properties. Except as otherwise provided herein, (a) on the Effective Date, all such Claims against, and Equity Interests in, the Debtor shall be satisfied, discharged, and released in full, and (b) all persons shall be precluded from asserting against the Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         10.5. Injunction. Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest, and
(d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtor (including, without limitation, the Reorganized Debtor) and their respective properties and interests in property.


                                   ARTICLE XI.

                            EFFECTIVENESS OF THE PLAN
                            -------------------------

         11.1. Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived by the Debtor:

         (a) the Confirmation Order, in form and substance satisfactory to the Debtor, shall have become a Final Order;

         (b) the Reorganized Debtor would have as of the Effective Date at least $15,000,000 in Cash and credit available to it under a working capital credit facility, after giving effect to the distributions of Cash projected to be made under the Plan;

         (c) the Reorganized Debtor shall have credit availability under a working capital credit facility to provide the Reorganized Debtor with working capital sufficient to meet its ordinary and peak working capital requirements, as determined by the Debtor;

         (d) the Allowed Priority Tax Claims of the Internal Revenue Service shall aggregate no more than $82,000;

         (e) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed; and

                                    Exhibit 2.1 - Page 18

         (f) the Debtor shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtor to be necessary to implement the Plan, including, without limitation, no-action letters from the Securities and Exchange Commission and letter or other rulings from the Internal Revenue Service.

         11.2. Waiver of Conditions. The Debtor, with the written consent of the Creditors' Committee (which consent shall not be unreasonably withheld), may waive, by a writing signed by an authorized representative of the Debtor and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth in Section 11.1 of the Plan.


                                  ARTICLE XII.

                            RETENTION OF JURISDICTION
                            -------------------------

         The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                     (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

                     (b) To determine any and all adversary proceedings, applications and contested matters;

                     (c) To hear and determine any objection to Administrative Expense Claims, Claims or Equity Interests;

                     (d) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                     (e) To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                     (f) To consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                     (g) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code and the Plan;

                     (h) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

                     (i) To recover all assets of the Debtor and property of the Debtor's estate, wherever located;

                     (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

                     (k) To hear any other matter not inconsistent with the Bankruptcy Code; and

                                    Exhibit 2.1 - Page 19

                     (l) To enter a final decree closing the Chapter 11 Case.


                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         13.1. Effectuating Documents and Further Transactions. The Debtor or the Reorganized Debtor, through its Chief Executive Officer or its Chief Financial Officer, is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

         13.2. Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of the Debtor or Reorganized Debtor, including, without limitation, the authority to issue preferred stock, the issuance of New Common Stock and the Options, the adoption and implementation of the Management Stock Plan, the effectiveness of the Amended Certificate of Incorporation, the Amended Bylaws and any corporate mergers or dissolutions effectuated pursuant to the Plan, the election or appointment, as the case may be, of directors and officers of the Debtor or Reorganized Debtor pursuant to the Plan, and the authorization and approval of employment agreements or amended employment agreements, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to section 303 of the Delaware General Corporation Law without any requirement of further action by the stockholders or directors of the Debtor or Reorganized Debtor. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor shall, if required, file the Amended Certificate of Incorporation with the Secretary of State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law.

         13.3. Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         13.4. Debtor's Limited Release of Directors and Officers. As of the Effective Date, the Debtor shall be deemed to have waived and released its present and former directors and officers who were directors and officers, respectively, during the Chapter 11 Case and on or before the Commencement Date from any and all claims of the Debtor, including, without limitation, claims which the Debtor otherwise has legal power to assert, compromise or settle in connection with the Chapter 11 Case; provided, however, that this Section 13.4 shall not operate as a waiver or release of any claim (i) in respect of any loan, advance or similar payment by the Debtor to any such person, and (ii) in respect of any contractual obligation owed by such person to the Debtor.

         13.5. Claim Holders' Release of Directors and Officers from Claims and Liabilities. As of the Effective Date, each of the Debtor's present and former directors and officers who were directors and officers, respectively, during the Chapter 11 Case and on or before the Commencement Date (a "Released Director or Officer") shall be released and discharged from any and all claims, obligations, rights, Causes of Action and liabilities which any holder of a Claim against the Debtor may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring on or at any time prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case or this Plan; provided, however, that this Section 13.5 shall not operate as a waiver or release of any claim (i) in respect of any loan, advance or similar payment by any holder of a Claim to a Released Director or Officer, and (ii) in respect of any contractual obligation owed by a Released Director or Officer to a holder of a Claim;
                                    Exhibit 2.1 - Page 20
provided further, however, that nothing contained in this Section 13.5 shall affect the rights of a Released Director or Officer to assert and prosecute (x) any direct claim, counterclaim, cross-claim, separate action or similar claim against any entity which maintains that it has a Cause of Action of the kind described in this Section 13.5 against a Released Director or Officer that has not been released and discharged hereunder or (y) any claim for indemnification, contribution or otherwise, however denominated, against any entity relating to any Cause of Action against a Released Director or Officer that has not been released and discharged hereunder. Each holder of a Claim shall be deemed to have agreed to the provisions of this Section 13.5, and shall be bound thereby, by reason of, among other things, its acceptance of this Plan and its receipt of any distributions hereunder.

         13.6. General Release of Texas Commerce Bank, National Association. As of the Effective Date, the Debtor shall execute and deliver the General Release to Texas Commerce Bank, National Association. In consideration of the release provided for in this Section 13.6, Texas Commerce Bank, National Association has agreed to waive is claims, if any, for an administration expense on account of having made a substantial contribution pursuant to section 503(b) of the Bankruptcy Code.

         13.7. Exculpation. Subject to Sections 13.4 and 13.5 of the Plan, neither the Reorganized Debtor, the Creditors' Committee nor any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Reorganized Debtor, the Creditors' Committee, and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities in the Chapter 11 Case or under the Plan; provided, however, that nothing contained in this Section 13.7 shall exculpate, satisfy, discharge or release any claims against officers, directors or employees of the Debtor in their individual capacities.

         13.8. Committee.

         (a) The appointment of the Creditors' Committee shall terminate on the earlier of (i) the first anniversary of the Effective Date and (ii) the date of the last distribution under Section 4.6(e) of the Plan.

         (b) After the Effective Date, the Creditors' Committee's sole functions will be to (i) prepare and prosecute fee and expense reimbursement applications,
(ii) prepare and prosecute objections, if any, to fee and expense reimbursement applications, (iii) prepare and prosecute objections, if any, to Administrative Expense Claims and Claims if after recommendation by the Creditors' Committee the Debtor or the Reorganized Debtor unreasonably refuses to object to a particular Administrative Expense Claim or Claim, (iv) monitor the Reorganized Debtor's progress in (a) reconciling and resolving Disputed Claims and (b) making distributions on account of such Claims once such Claims become Allowed Claims and (v) recommend compromises, settlements or other resolutions of Disputed Claims.

         (c) Employment of Attorneys and Reimbursement of Expenses. After the Effective Date, the Creditors' Committee will be authorized to retain one law firm. The role of the Creditors' Committee's attorneys will be strictly limited to assisting the Committee in its functions as set forth herein. The Reorganized Debtor will pay the actual, necessary, reasonable and documented fees and expenses of the attorneys retained by the Creditors' Committee, as well as the actual, necessary, reasonable and documented expenses incurred by each member of the Creditors' Committee in the performance of its duties, in accordance with the Reorganized Debtor's normal business practice for compensating and reimbursing professionals. Other than as specified in the preceding sentence, the members of the Creditors' Committee will serve without compensation. If there is any unresolved dispute between the Reorganized Debtor and the Creditors' Committee, its attorneys or its members as to any fees or expenses, such dispute will be submitted to the Bankruptcy Court for resolution.

         13.9. Post-Confirmation Date Fees and Expenses. From and after the Confirmation Date, the Debtor and Reorganized Debtor shall, in the ordinary course of business and without the necessity for any

                                    Exhibit 2.1 - Page 21
approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Debtor and Reorganized Debtor and, subject to Section 13.8(c) of the Plan, the reasonable fees and expenses of professional persons thereafter incurred by the Creditors' Committee and the actual reasonable and documented expenses incurred by each member of the Creditors' Committee in the performance of its duties, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

         13.10. Payment of Statutory Fees. All fees payable pursuant to section 1930 of the title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

         13.11. Amendment or Modification of the Plan. Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtor, with the written consent of the Creditors' Committee (which consent shall not be unreasonably withheld), at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified by the Debtor, with the written consent of the Creditors' Committee (which consent shall not be unreasonably withheld), at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder. Notwithstanding the foregoing, the Debtor may, with the written consent of the Creditors' Committee (which consent shall not be unreasonably withheld), alter, amend or modify the treatment of Claims and Equity Interests provided for under the Plan provided that the holders of Claims or Equity Interests affected thereby agree or consent to any such alteration, amendment or modification.

         13.12. Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

         13.13. Revocation or Withdrawal of the Plan. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtor or any person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

         13.14. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, and their successors and assigns, including, without limitation, the Reorganized Debtor.

         13.15. Notices. All notices, requests and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                                     Exhibit 2.1 - Page 22

         If to the Debtor:

         Weiner's Stores, Inc.
         6005 Westview Drive
         Houston, Texas  77055
         Attn:  Raymond J. Miller
         Telephone:  (713) 688-1331
         Facsimile:  (713) 957-0080

                                    with a copy to:

Weil, Gotshal & Manges LLP                   Richards, Layton & Finger, P.A.
767 Fifth Avenue                             One Rodney Square
New York, New York  10153                    P.O. Box 551
Attn:  Richard P. Krasnow, Esq.              Wilmington, Delaware 19899
Telephone:  (212) 310-8000                   Attn:  Thomas L. Ambro, Esq.
Facsimile:  (212) 310-8007                   Telephone:  (302) 651-7612
                                             Facsimile:  (302) 658-6458

                         If to the Creditors' Committee:

Siegel, Sommers & Schwartz, LLP              Young, Conaway, Stargatt & Taylor
470 Park Avenue South                        Rodney Square North
New York, New York  10016                    P.O. Box 391
Attn:  Lawrence C. Gottlieb, Esq.            Wilmington, Delaware  19899
Telephone:  (212) 889-7570                   Attn:  Laura Davis Jones, Esq.
Facsimile:  (212) 889-0688                   Telephone:  (302) 571-6600
                                             Facsimile:  (302) 571-1253


         13.16. Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an Exhibit to the Plan or Plan Supplement provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

         13.17. Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtor or the Reorganized Debtor, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         13.18. Plan Supplement. Forms of the documents relating to the Amended Bylaws, the Amended Certificate of Incorporation, the General Release, the Registration Rights Agreement and Schedules 6.1(a)(x) and 6.1(a)(y) referred to herein shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least ten days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Section 13.15 of the Plan.

         13.19. Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

         13.20. Exhibits. All Exhibits to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

                                     Exhibit 2.1 - Page 23

         13.21. Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtor shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated:  June 24, 1997



                                  WEINER'S STORES, INC., a Delaware corporation



                                  By:    /s/ Herbert R. Douglas
                                        ----------------------------------------
                                  Name:      Herbert R. Douglas
                                  Title:   President and Chief Executive Officer

                                                 - and -


                                    By:  /s/ Raymond J. Miller
                                            ------------------------------------
                                    Name:    Raymond J. Miller
                                    Title:   Vice President and Chief Financial
                                             Officer


                                    Exhibit 2.1 -  Page 24

                                EXHIBIT 1 TO PLAN

                     [See Exhibits 10.1, 10.2, 10.3 and 10.4
                   to this Registration Statement on Form 10]

                                   Exhibit 2.1 -  Page 25